Exhibit 99.1

SENOMYX ANNOUNCES FOURTH QUARTER AND YEAR-END 2005 FINANCIAL RESULTS

2005 Highlights Include Regulatory, Business, Financial, and Scientific Achievements

LA JOLLA, CA – February 9, 2006 – Senomyx, Inc. (NASDAQ: SNMX) today reported financial results for the quarter and year ended December 31, 2005.  As of December 31, 2005, the Company had cash, cash equivalents and investments available-for-sale of $83.8 million, compared to $40.8 million at December 31, 2004, representing a 105% increase over the previous year end.  Additionally, revenues increased 12% in 2005 compared to 2004, primarily driven by new collaborations.

“Senomyx had a number of significant milestone events in 2005,” said Kent Snyder, President and Chief Executive Officer of the Company.  “We received approval for use of four savory flavor ingredients in the U.S., initiated product discovery and development collaborations for new product categories with Cadbury Schweppes and Kraft Foods, extended our existing agreements with Nestlé and Kraft Foods, strengthened our financial position, and expanded our intellectual property portfolio with the issuance of a key U.S. patent.

“We now have seven product discovery and development collaborations with five of the world’s foremost packaged food and beverage companies: Cadbury Schweppes, Campbell Soup, Coca-Cola, Kraft Foods, and Nestlé,” Snyder noted.

Senomyx’s agreements cover large product categories, including wet soup and savory beverages, non-alcoholic beverages, powdered beverages and dessert products, chilled and processed meats, coffee, coffee whiteners, gum confectionaries, and dehydrated, culinary, and frozen food.  “We believe that our collaborations with both new and long-term partners provide further validation of Senomyx,” Snyder added.

“Our goal is to maximize Senomyx’s shareholder value by further leveraging our discovery and development capabilities.  This includes additional global collaborations, or regional agreements in cases where the market is more effectively addressed by a partner that has strength in a selected product category within a particular geographic area,” Snyder stated.

This strategy is reflected in Senomyx’s recent new collaboration with Kraft Foods, which covers the discovery and development of novel flavor modifiers on a co-exclusive basis in the chilled and processed meat product category within North America.  “We consider having both global and selective regional collaborations an effective means to optimize the commercial market opportunities for Senomyx,” Snyder added.

On February 3, Senomyx announced the promotions of Mark J. Zoller, Ph.D., to Executive Vice President of Discovery & Development and Chief Scientific Officer; Harry J. Leonhardt, Esq., to Senior Vice President, General Counsel and Corporate Secretary; John Poyhonen to Senior Vice President, Chief Financial and Business Officer; and Tony Rogers to the newly created position of Vice President of Finance and Treasury.  “Mark, Harry, John, and Tony have each played a significant role in Senomyx’s growth and achievements,” Snyder commented.  “We are grateful for their past contributions and pleased that the Company will continue to benefit from their exceptional leadership.”

Financial Review:

Revenues were $9.4 million for 2005, compared to $8.3 million for 2004, an increase of 12% primarily due to the addition of a new collaboration in the fourth quarter of 2004 and two new collaborations during 2005, and partially offset by a reduction in funding for an existing collaboration due to the successful completion of R&D activities.  Revenues for the fourth quarter were $2.3 million, compared to $2.1 million for the same period in 2004.

Research and development expenses were $17.7 million for 2005, compared to $16.9 million for 2004, an increase of 5% primarily due to increased purchases of scientific supplies and compound acquisition expenses associated with increased screening activity, and partially offset by lower regulatory costs due to the successful completion of certain regulatory activities related to Senomyx’s savory flavor ingredients.  In the fourth quarter, R&D expenses were $5.3 million, compared to $4.8 million for the same period in 2004, an increase of 10% primarily due to increased expenses related to patent filings and partially offset by the lower regulatory-related costs.

General and administrative expenses were $7.5 million for 2005, compared to $5.6 million for 2004, an increase of 36% primarily due to the full year costs associated with being a public company, including expenses related to Sarbanes-Oxley compliance.  In the fourth quarter, G&A expenses were $2.3 million, compared to $2.1 million for the same period in 2004.

Non-cash, stock-based compensation expense was $5.3 million for 2005, compared to $6.0 million for 2004.  In the fourth quarter, non-cash, stock-based compensation expense was $675,000 for 2005, compared to $1.4 million for the same period in 2004.

The net loss for the year ended December 31, 2005 was $19.8 million, or $0.77 per share, compared to a net loss in 2004 of $19.7 million, or $1.40 per share.  Upon the close of the Company’s IPO on June 25, 2004, all of the Company’s preferred stock converted to 16.2 million shares of common stock.  If that conversion had taken place prior to January 1, 2004, the pro forma net loss per common share would have been $0.89 for the year ended December 31, 2004.  The net loss for the fourth quarter of 2005 was $5.4 million, or $0.19 per share, compared to a net loss for the same period in 2004 of $6.0 million, or $0.24 per share.

2005 Highlights:

•              Received Generally Recognized As Safe (GRAS) determination for four savory flavor ingredients, S807, S336, S263 and S976, by the Expert Panel of the Flavor and Extract Manufacturers Association (FEMA).  These savory ingredients, discovered and developed by Senomyx, are intended to provide for the reduction or elimination of monosodium glutamate (MSG) and to augment the flavor of naturally occurring glutamate found in many food and beverage products.  The FEMA GRAS determination, which is recognized in 21 countries and facilitates regulatory approval in much of the rest of the world, will enable incorporation of Senomyx’s savory flavor ingredients into a variety of food products including sauces, frozen foods, processed cheese, and snack foods.

•              Announced a three-year extension, through April 2008, of the research funding term of Senomyx’s discovery and development agreement with Nestlé SA, the world’s largest food company.  The agreement is focused on the discovery and commercialization of novel flavors and flavor enhancers in the dehydrated and culinary food and frozen food fields.

•              Initiated a two-year collaborative research and license agreement, with research funding through July 2007, with Cadbury Adams USA LLC, a Cadbury Schweppes company, for the discovery and commercialization of new flavor ingredients in the gum confectionary area.

•              Announced that the research funding term of Senomyx’s collaboration with Kraft Foods for the discovery and development of novel flavor enhancers in an existing specified food and beverage product field was extended for two years through July 2007.  The agreement was also expanded to include the discovery and development of novel flavor ingredients in the dessert product category.

•              Announced that the U.S. Patent and Trademark Office granted to Senomyx U.S. Patent No. 6,955,887, a key patent covering the use of the human sweet taste receptor to screen for compounds that can be used to modulate sweet taste.  The patent covers the rapid receptor-based screening methods that allow Senomyx to screen and identify an unprecedented number of potential new sweet flavor ingredients.  These flavor ingredients may have applications in multiple product categories such as confectionaries, cereal, ice cream, beverages, yogurt, desserts, spreads, and bakery products, each of which represents a sizeable commercial market opportunity.

•              Raised approximately $57.3 million in net proceeds from a common stock offering completed in November, 2005.

•              Entered into a new collaboration with Kraft Foods, Senomyx’s long-standing partner and a global leader in branded foods and beverages.  This collaboration, which will provide research funding for three years through December 2008, involves the discovery and development of novel flavor ingredients in the chilled and processed meat category, opening a new large commercial market opportunity for Senomyx.

Scientific Update:

•              Savory Program:  After FEMA GRAS determination of the savory flavor ingredients, Senomyx’s collaborator initiated development activities for incorporation of one or more of these ingredients into its products.  The collaborator is currently assessing the use of the savory ingredients in a variety of its product lines.  The primary goals are to reduce or eliminate MSG and IMP, as well as to evaluate the products for enhanced taste promoted by the savory flavor ingredients.  Collaborator activities include recipe development, followed by taste testing at multiple product development sites.

•              Sweet Program:  Optimization efforts continued on several classes of compounds, with the near term goal of identifying compounds that function at a concentration of one part per million in a wide variety of products and provide for at least a 33% reduction in the carbohydrate sweetener.  Senomyx previously described S951, which at a concentration of approximately 1.5 parts per million in a solution of 6% fructose, resulted in sweetness equivalent to a 10% fructose solution.  This is equivalent to a 40% reduction of the added carbohydrate sweetener.  In more complex product prototypes such as ice cream and cereal, S951 enabled a significant reduction of the carbohydrate sweetener and maintained sweet taste at  a concentration of approximately 6 parts per million.  Recently, Senomyx identified S8613, which is approximately as potent as S951 in taste tests, but is significantly more water soluble than S951.  Such improvements in physical properties are expected to translate to improved functionality in products.

•              Salt Program:  Senomyx has continued to identify enhancers of the ion channel, ENaC.  A third chemical class of ENaC enhancers was identified recently, the most potent of which is S4613.  In addition, characterization was completed for Delta ENaC, a second form of ENaC present in human taste cells that may also play a role in salt taste but has different properties from Alpha ENaC, the form Senomyx had been studying previously.  Supplementary to the Alpha ENaC activities, discovery of Delta ENaC enhancers was initiated and a set of active compounds has been identified using Senomyx’s proprietary screening methods.

•              Bitter Program:  Progress continues to be made along several lines of research.  The key steps of this program involve the identification of taste receptors that respond to bitter ingredients known to be present in a variety foods and beverages, followed by the use of these receptors to discover bitter taste blockers.  A significant accomplishment during this period was the development of methods that allowed testing of fluorescent samples, which normally cannot be tested in the bitter assay.  These new methods allow testing of a broader range of bitter compounds in Senomyx’s screening assay.  High-throughput screening assays were also developed to identify bitter blockers.  Initiation of screening for bitter blockers is anticipated by year-end.

Financial Outlook for 2006:

“During 2006 we will continue to closely manage our operations as we advance our discovery and development programs towards commercialization,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer.  “We are expecting an increase in revenues and expenses in 2006.  Expense growth is expected to be driven by discovery and development activities and the adoption of FAS 123(R), which is anticipated to increase our non-cash, stock-based compensation expense,” added Mr. Poyhonen.  For the full year 2006, Senomyx expects:

•                  Total revenues of $14 million to $16 million

•                  Total expenses of $39 million to $41 million, of which $7 million to $8 million is non-cash, stock-based compensation expense, assuming the implementation of SFAS 123(R) in the first quarter of 2006

•                  Net loss of $22 million to $24 million

•                  Basic and diluted net loss of $0.74 to $0.80 per share

•                  Net cash used in operating activities of $1 million per month on average for the full year

Conference Call:

Senomyx will host a conference call at 9:00 a.m. Eastern Time (6:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To access the call in the U.S. dial (866) 713-8310 or from outside the U.S. dial (617) 597-5308.  The participant passcode for this conference call is 51051599.  Additionally, the call will be webcast under the Investor Relations section of Senomyx’s website at www.Senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company focused on using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry.  Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas.  Senomyx has entered into product discovery and development collaborations with five of the world’s leading packaged food and beverage companies: Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Senomyx’s ability to enter into global collaborations or regional collaborations in specific geographic areas; whether Senomyx’s collaboration strategy will optimize the commercial market opportunities for Senomyx; Senomyx’s projected financial results for 2006; the size of any market for Senomyx’s products, the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor enhancers and taste modulators in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; and whether any published scientific discoveries of the Company contribute to commercial products or the Company’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavors, flavor enhancers or taste modulators Senomyx may discover; Senomyx may be unable to develop flavors, flavor enhancers or taste modulators useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the GRAS determination or regulatory approval required for flavors, flavor enhancers or taste modulators to be incorporated into products that are sold; even if Senomyx or its collaborators receive a GRAS determination or regulatory approval and incorporate Senomyx flavors, flavor enhancers or taste modulators into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor and flavor enhancer market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Gwen Rosenberg
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Revenues	$2,267	$2,127	$9,385	$8,347

Operating expenses:
Research and development	5,288	4,818	17,683	16,907
General and administrative	2,306	2,127	7,528	5,553
Non-cash stock-based compensation	675	1,411	5,348	6,036
Total operating expenses	8,269	8,356	30,559	28,496

Loss from operations	(6,002)	(6,229)	(21,174)	(20,149)

Other income, net	612	208	1,344	435

Net loss	$(5,390)	$(6,021)	$(19,830)	$(19,714)

Basic and diluted net loss per share	$(0.19)	$(0.24)	$(0.77)	$(1.40)

Weighted average shares used in computing basic and diluted net loss per share	27,787	24,953	25,916	14,041

Pro forma basic and diluted net loss per share	$(0.19)	$(0.24)	$(0.77)	$(0.89)

Weighted average shares used in computing pro forma basic and diluted net loss per share	27,787	24,953	25,916	22,143

Condensed Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2004
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$83,813	$40,847
Other current assets	2,300	1,213
Property and equipment, net	2,418	1,742
Total assets	$88,531	$43,802

Accounts payable and accrued expenses	$4,207	$3,361
Deferred revenue	1,728	1,858
Deferred rent	151	210
Stockholders’ equity	82,445	38,373
Total liabilities and stockholders’ equity	$88,531	$43,802